NEWS RELEASE

Date:	August 9, 2004
FOR IMMEDIATE RELEASE

Contact:	Cheryl Moll
XETA Technologies
(918) 664-8200

XETA TECHNOLOGIES ANNOUNCES
THIRD QUARTER 2004 EARNINGS RELEASE DATE

Broken Arrow, OK—XETA Technologies (NASDAQ: XETA) today announced it will release earnings for its third quarter fiscal 2004 after the close of trading on Wednesday, August 25, 2004. The release will be available shortly thereafter within the “XETA in the News” section of the Company’s website at www.xeta.com.

According to Jack Ingram, President and CEO of XETA Technologies, “Revenues are expected to be in the $13.5 to $14.0 million range with earnings between $.0.03 and $0.05 per share.”

There will be a conference call to discuss the results on Thursday, August 26, at 10:00 a.m. CDST.   The dial-in phone number for the conference call is 800-450-0785.   A replay of the call will be available from 1:30 p.m. CDST that day through 11:59 p.m. CDST on September 2, 2004 by dialing 800-475-6701, access code 734379.

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About XETA Technologies

XETA Technologies is a leading communications integrator with sales and service locations nationwide, serving national business clients in sales, consulting, engineering, project management, installation and service support.  Through internal growth and corporate acquisitions, XETA is a frontrunner in the emerging, highly technical world of converged communications solutions for voice, data and video applications.   XETA is one of the largest integrators of Avaya voice and data systems and has recently added the Nortel Networks product line of voice and data solutions.   XETA is also the largest distributor for Hitachi’s PBX group—the leading provider of communication systems for the lodging industry—and has long been recognized as the leading provider of call accounting solutions to the hospitality industry.

XETA Technologies has recently been recognized by Business 2.0 magazine’s “Fastest-Growing Technology Companies” and has also been recognized by Fortune Small Business magazine’s Top 100 Fastest-Growing Companies, Fortune magazine’s “100 Fastest-Growing Companies,” Forbes magazine’s “Best 200 Small Companies in America” and BusinessWeek’s  “Top 100 Hot Growth Companies.”  For more information about XETA Technologies, visit www.xeta.com

This news release contains forward-looking statements, which are made subject to the provisions of the Private Securities Litigation Reform Act of 1995.  These statements include statements concerning XETA’s revenues and earnings expectations for the third quarter of fiscal 2004.  These and other forward-looking statements (generally identified by such words as “expects,” “plans,” “believes,” “anticipates” and similar words or expressions) reflect management’s current expectations, assumptions, and beliefs based upon information currently available to management. Investors are cautioned that all forward-looking statements are subject to certain risks and uncertainties which are difficult to predict and that could cause actual results to differ materially from those projected.  These risks and uncertainties include, but are not limited to, the state of the U.S. economy and the telecommunications market specifically, the Company’s ability to successfully exploit the Nortel Networks market, the continuance of various vendor incentive programs that support the Company’s sales and marketing efforts, the long term success of the Company’s growth strategies, market acceptance of and demand for the Company’s product and service offerings, competition, inflation, and the availability and retention of sales professionals and trained technicians.  Additional factors which could affect actual results are described in the section entitled “Outlook and Risk Factors” contained in the Company’s Form 10-K for its fiscal year ended October 31, 2003.